EXHIBIT 10.34

Customer No.
Loan No.

COMMERCIAL PROMISSORY NOTE
(Secured, Variable Rate)

$7,000,000.00	Raleigh, North Carolina
MASTER NOTE	September 30, 2002

FOR VALUE RECEIVED, SALIX PHARMACEUTICALS, LTD., a Delaware corporation and SALIX PHARMACEUTICALS, INC., a California corporation, jointly and severally ( collectively, “Borrower”) promise to pay to RBC CENTURA BANK (“Lender”), or order, the sum of SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00), or so much thereof as shall have been disbursed from time to time and remains unpaid, together with interest at the rate and payable in the manner hereinafter stated. Principal and interest shall be payable at any banking office of Lender in the city or town indicated above, or such other place as the holder of this Note may designate.

Article I.  INTEREST RATE.

Section 1.1.  Rate of Accrual.    Interest will accrue on the unpaid principal balance at the rate set forth in Section 1.2.1. until maturity of this Note, whether such maturity occurs by acceleration or on the Maturity Date, and will accrue on any unpaid interest before such maturity and on any unpaid balance owing under this Note, whether principal, interest, fees, premiums, charges and/or costs and expenses, after maturity at the rate set forth in Section 1.2.2. All accrual rates of interest under this Note will be contract rates of interest, whether a pre-default rate or a default rate, and references to contract rates in any loan documents executed and delivered by Borrower or others to Lender in connection with this Note shall be to such contract rates.

Section 1.2.  Interest Rates.

1.2.1.  Pre-Default Rate.    Subject to the provisions of Section 1.2.2. below, interest payable on this Note per annum will accrue at the rate of 2.50% plus the RBC Centura LIBOR Base Rate. The “RBC Centura LIBOR Base Rate” is the rate for deposits in United States Dollars for a period equal to thirty (30) days which appears on Telerate Page 3750 (or any generally recognized successor method or means of publication) as of 11:00 a.m., London time, two (2) London business days prior to the first calendar day of each month, rounded upward, if necessary, to the nearest 1/16th of one percent. If for any reason, such rate is not available, then “RBC Centura LIBOR Base Rate” shall mean the rate per annum which, in the opinion of Lender, United States Dollars in an amount substantially equivalent to the principal amount due under this Note are being offered to Lender for settlement in the London interbank market at 11:00 a.m., London time, two (2) London business days prior to the first calendar day of each month, as such rate is adjusted in accordance with Lender’s standard practices for reserves and other requirements. Lender’s determination of such interest rate shall be conclusive, absent manifest error.

1.2.2.  Default Rate.    Upon the nonpayment of any payment described herein, or upon the occurrence of an Event of Default (as hereinafter defined), Lender, at its option and without accelerating this Note, may accrue interest on amounts due under this Note at a rate per annum (“Default Rate”) equal to the lesser of two percent (2.0%) plus the interest rate otherwise applicable hereunder, as set forth in

Section 1.2.1. above, or the maximum contract rate of interest that may be charged by Lender to Borrower. After maturity of this Note, whether by acceleration or otherwise, interest will accrue on the unpaid principal of this Note, any accrued but unpaid interest and all fees, premiums, charges, costs and expenses and/or other sums owing hereunder at the Default Rate until this Note is paid in full, whether this Note is paid in full pre-judgement or post-judgement.

1.2.3.  Variable Rate; Calculation of Interest.

1.2.3.1.  This is a variable rate note. Any change in the rate of interest payable under this Note will equal the change in the variable rate index to which such rate is tied, but the rate at which interest accrues under this Note shall never exceed the maximum contract rate which may be charged to and collected from Borrower under applicable law. Lender shall have no obligation to notify Borrower of adjustments in the rate of interest payable under this Note. Adjustments to the rate of interest will be effective the first day of the calendar month next following any change in the variable rate index, with the rate being adjusted to reflect the most recent change in the variable rate index.

1.2.3.2.  All interest payable under this Note shall be calculated on the basis of the actual number of calendar days elapsed but computed on a daily basis as if each year consisted of three hundred sixty (360) days. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to close of business. Payments in federal funds, immediately available in the place designated for payment, received by Lender prior to 2:00 p.m. local time at said place of payment, shall be credited as if received prior to close of business on the day the funds are immediately available; while other payments, at the option of Lender, may not be credited until such payments are immediately available to Lender, in federal funds, in the place designated for payment, prior to 2:00 p.m. local time at said place of payment on a day on which Lender is open for business.

Article II.  PAYMENT TERMS.

Section 2.1.  Interest Payment Terms.    Interest shall be payable monthly, in arrears, beginning October 10, 2002 and continuing on the same calendar day of each consecutive month thereafter until September30, 2003 (the “Maturity Date”), when all accrued but unpaid interest is due and payable in full.

Section 2.2.   Principal Payment Terms.    Except as provided in Section 2.3.2 below relating to mandatory prepayments of principal, all principal shall be payable in one single payment on the Maturity Date.

Section 2.3.   Prepayment – Voluntary & Mandatory.

2.3.1.   Voluntary Prepayments.    This Note may be voluntarily prepaid in whole, or in part, at any time and from time to time.

2.3.2.  Mandatory Prepayments.    Borrower shall make mandatory prepayments in such amount or amounts as shall be required from time to time to cause the aggregate principal balance hereunder to equal or be less than the lower of $7,000,000.00 or an amount that is no greater than the Borrowing Base, as defined and described in the Loan Agreement. Mandatory prepayments necessary to bring the principal balance outstanding hereunder to an amount that equals or is less than the lower of $7,000,000.00 or an amount that is no greater than the Borrowing Base, shall be paid on the earlier of demand by Lender or within two (2) business days of the date Borrower first learns the aggregate principal outstanding hereunder exceeds the lower of $7,000,000.00 or an amount that is no greater than the Borrowing Base.

Section 2.4.  Application of Payments.    All payments made on this Note shall be applied first to payment of all late fees, charges, premiums and costs and expenses due but unpaid under this Note, then to accrued but unpaid interest and finally to principal, in the inverse order of the payment dates therefor, unless Lender determines in its sole discretion to apply payments in a different order. The partial prepayment of this Note shall not result in a payment holiday or any other deferral of any regularly scheduled payments under this Note, all of which shall be made as and when the same are scheduled to be paid.

Article III.  LOAN AGREEMENT AND SECURITY.

Section 3.1.  Loan Agreement.    Borrower shall perform, as and when so required, each and all of the terms and conditions imposed upon Borrower in that certain Loan and Security Agreement by and among Borrower and Lender of even date (the “Loan Agreement”).

Section 3.2.  Security Documents.    This Note is secured by the Loan Agreement and a Negative Pledge Agreement from Borrower to Lender of even date. Borrower and any other persons who have executed and delivered a security document to Lender or to another person for Lender’s benefit, shall perform, as and when so required, each and all of the terms and conditions imposed upon them in said documents.

Article IV.  DEFAULT AND ACCELERATION.

Section 4.1.  Late Charges and Expenses.    Borrower agrees to pay any late charges permitted by applicable law that Lender may, in its discretion, charge for late payments. If this Note is not paid in full whenever it becomes due and payable, Borrower agrees to pay all costs and expenses of collection, including reasonable attorney’s fees.

Section 4.2.  Default.    Any of the following shall constitute an event of default (“Event of Default”) under this Note: (1) the failure of Borrower to make when due any payment required hereunder, whether of principal, interest, or otherwise; (2) the default and/or other failure of Borrower to perform any of the other terms and conditions of this Note and/or any of the terms and conditions of the Loan Agreement and/or security documents executed and delivered by Borrower to Lender in connection with the Loan Agreement, and as to any such default that can be cured, Borrower’s failure to cure such default within five (5) business days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof (provided, however, that if the default cannot by its nature, or cannot after diligent attempts by Borrower, be cured within such five (5) business day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period of time, not in any case to exceed twenty (20) business days, to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default); (3) the occurrence of a material adverse change in Borrower’s business or financial condition, or if there is an impairment of the prospect of repayment of any amounts due hereunder or under the Loan Agreement; (4) Borrower’s assets, or any part or portion thereof, are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) business days, or if Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or governmental agency, and the same is not paid within ten (10) business days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower; (5) Borrower becomes insolvent, or an insolvency proceeding is commenced by Borrower, or an insolvency proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days of filing.

Section 4.3.  Acceleration.    Upon the occurrence of an Event of Default, or the occurrence of an event which, with the giving of notice or a lapse of time, or both, would become an Event of Default under this Note, the entire unpaid principal balance of this Note and all other amounts owing or to be owing under this Note shall, at the option of Lender, become immediately due and payable, without notice or demand. Failure to exercise the option to accelerate shall not constitute a waiver of the right to exercise same in the event of any subsequent default.

Article V.  MISCELLANEOUS.

Section 5.1.  Interpretation.    In applying, interpreting and construing this Note and its various provisions, the following shall apply: (a) the terms “hereby”, “hereof”, “herein”, “hereunder”, and any similar words, refer to this Note; (b) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (c) words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability companies, trusts, business trusts, corporations and legal entities, including public and quasi-public bodies, as well as individuals; (d) the term “Note” refers to this Commercial Promissory Note, the term “loan document” refers to this Note, the Loan Agreement, the security documents and all other documents and agreements executed and delivered to Lender in connection with this Note, and the term “Borrower” refers to all signatories of this Note collectively and severally, as the context of this Note requires, and all signatories of this Note shall be and the same are jointly and severally liable hereunder; (e) wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note; (f) the term “business day” shall mean any day that is not a Saturday, Sunday or other day on which banks in the State of North Carolina are authorized or required to close; and (g) the term “insolvency proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement or other relief.

Section 5.2.  Maintenance of Records by Lender.    Lender is authorized to maintain, store or otherwise retain the loan documents in their original, inscribed tangible forms or records thereof in an electronic medium or other non-tangible medium which permits such records to be retrieved in perceivable forms.

Section 5.3.  Right of Set-off.    Upon the occurrence of an Event of Default, or the occurrence of an event which, with the giving of notice or a lapse of time, or both, would become an Event of Default under this Note, Lender is authorized and empowered to apply to the payment hereof, any and all money deposited in Lender in the name of or to the credit of Borrower, without advance notice, and is authorized to offset any obligation of Lender to Borrower to the payment hereof and is authorized to exercise its rights of recoupment relative to Borrower.

Section 5.4.  Waiver.    Borrower waives presentment, demand, protest and notice of dishonor, waives any rights which it may have to require Lender to proceed against any other person or property, agrees that without notice to any person and without affecting any person’s liability under this Note, Lender, at any time or times, may grant extensions of the time for payment or other indulgences to any person or permit the renewal, amendment or modification of this Note or any other agreement executed and delivered by any person in connection with this Note, or permit the substitution, exchange or release of any security for this Note and may add or release any person primarily or secondarily liable, and agrees that Lender may apply all moneys made available to it from any part of the proceeds from the disposition of any security for this Note either to this Note or to any other obligation of Borrower to Lender, as Lender may elect from time to time. No act or inaction of Lender under this Note shall be deemed to constitute or establish a “course of performance or dealing” that would require Lender to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances.

Section 5.5.  Jury, Venue, Jurisdiction.    This Note shall be deemed to have been executed and delivered in North Carolina regardless of where the signatories may be located at the time of execution and shall be governed by and construed in accordance with the substantive laws of the State of North Carolina, excluding, however, the conflict of law provisions thereof. Borrower to the extent permitted by law, waives any right to a trial by jury in any action arising from or related to this Note.

Section 5.6.  Successors and Assigns.    This Note shall apply to and bind Borrower’s and Lender’s heirs, personal representatives, successors and assigns. All references in this Note to Lender shall include the holder hereof and this Note shall inure to the benefit of any holder, its successors and assigns and Borrower waives and will not assert against any transferee or assignee of this Note any claims, defenses, set-offs or rights of recoupment which Borrower could assert against Lender, except defenses which Borrower cannot waive. Borrower acknowledges that Customer Numbers and Loan Numbers may be added to this Note after execution and delivery of this Note by Borrower and if there is a section denoted “BANK USE ONLY,” the information under such section may also be completed by Lender after execution and delivery of this Note. In addition, in the event the date of this Note is omitted, Borrower consents to Lender inserting the date.

Section 5.7.  Master Note.    If this Note is designated herein as a MASTER NOTE or is denoted on Lender’s records as a MASTER NOTE, then this Note evidences a line of credit and Borrower shall be liable for only so much of the principal amount as shall be equal to the total of the amounts advanced to or for Borrower by Lender from time to time, less all payments made by or for Borrower and applied by Lender to principal, and for interest on each such advance, fees, premiums, charges and costs and expenses incurred or due hereunder all as shown on Lender’s books and records which shall be conclusive evidence of the amount owed absent a clear and convincing showing of gross negligence or gross misconduct.

(Signatures Contained On Next Page)

The undersigned have executed this Note as of the day and year first above stated.

SALIX PHARMACEUTICALS, LTD., a Delaware corporation

By:	/s/ Adam C. Derbyshire
Name: Adam C. Derbyshire Title: Vice President, CFO

SALIX PHARMACEUTICALS, INC., a California corporation

By:	/s/ Adam C. Derbyshire
Name: Adam C. Derbyshire Title: Vice President, CFO